SUBSIDIARIES OF BIOGEN, INC.

                                   State or Other
                                   Jurisdiction of
Name                               of Incorporation

Biogen Securities Corp.            Massachusetts

Biogen Realty Corp.                Massachusetts

Biogen GmbH                        Germany

Biogen Limited                     U.K.

Biogen France, S.A.                France

Biogen International Ltd.          Jersey, Channel Islands

Biogen Netherlands B.V.            Netherlands